[NNN Apartment REIT logo]

Contact: Jill Swartz

NNN Realty Advisors, Inc.

1551 N. Tustin Ave., Suite 300

Santa Ana, CA 92705

714-667-8252 ext.251

jswartz@nnnrealtyadvisors.com

NNN APARTMENT REIT ACQUIRES
PARK AT NORTHGATE IN SPRING, TEXAS

[photo omitted] Santa Ana, California, June 18, 2007 – NNN Apartment REIT, Inc. has acquired Park at Northgate apartments in the Houston suburb of Spring, Texas. The acquisition closed on June 12, 2007.

Park at Northgate is a 248-unit multifamily community consisting of 19 two-story apartment buildings on a nearly 16 acre site. Completed in 2003, the property features a clubhouse, controlled access entry gates, 24-hour fitness center and an attractively landscaped courtyard. The apartment units range in size from 707 to 1383 square feet, and include nine-foot ceilings, oversized patios or balconies, and walk-in closets. The community offers tenants several recreational amenities, among these are a putting green, volleyball court, playground, and a swimming pool area equipped with a spa, outdoor cooking facilities and a beach entrance. The property is currently 98 percent leased.

“The Greater Houston market is an attractive location for an investment by NNN Apartment REIT,” said Stanley J. Olander Jr., president and chief executive officer of NNN Apartment REIT. “The economy of Houston is booming due to the strength of the energy sector, but has also become more stable as a result of economic diversification over the past several years. It continues to exceed national averages in terms of population and job growth – factors that lead to a healthy future for apartment communities in the market.”

According to the fourth quarter 2006 Reis Observer for the Houston apartment market, the city’s economy is more diverse than ever before, thanks largely to the impressive development in the health, biomedical, trade and logistics industries. Reis, Inc. predicts that Houston’s job and population growth will be nearly double the national average in 2007, as it was in 2006. Effective rents are expected to increase by 3.3% in 2007. REIS, Inc. is a leading provider of impartial commercial real estate performance information and analysis.

NNN Apartment REIT purchased Park at Northgate from North Spring Park, LLC.

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2 – 2 – 2 NNN Apartment REIT Acquires Park at Northgate

NNN Apartment REIT offers a monthly distribution of 7.0 percent per annum, and is seeking to acquire properties in geographically-diverse markets throughout the United States that are poised for strong population and economic growth. As of June 6, 2007, NNN Apartment REIT has sold approximately 4.9 million shares of its common stock for approximately $48.7 million through its initial public offering, which began in the third quarter of 2006.

NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm, is the sponsor of NNN Apartment REIT, Inc. NNN Realty Advisors and affiliates manage a growing portfolio of more than 35 million square feet of real estate, including approximately 7,600 apartment units, with a combined market value approaching $4.8 billion. NNN Realty Advisors and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs), value added property funds, and institutional investments.

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This press release contains certain forward-looking statements with respect to the future population and job growth and economic performance of Greater Houston, Texas. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the economy of Houston, Texas; uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the Company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.

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